Exhibit 5.1

June 2, 2026

Constellation Energy Corporation 1310 Point Street Baltimore, Maryland 21231

Re:	Offered Shares

Ladies and Gentlemen:

We have acted as counsel to Constellation Energy Corporation, a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with sale of 11,000,000 shares, including up to 1,350,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares, of Common Stock, no par value, of the Company (the “Offered Shares”) by the selling shareholders (the “Selling Shareholders”) identified in the Prospectus Supplement dated June 1, 2026 (the “Prospectus Supplement”) to the Company’s Registration Statement on Form S-3ASR (File 333-292608) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offered Shares will be issued pursuant to that certain Underwriting Agreement, dated June 1, 2026, by and among the Company, the Selling Shareholders, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.

In rendering our opinion, we have reviewed and relied upon such certificates, documents, corporate records, other instruments and representations of officers of the Company as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon the assumptions set forth above, and in reliance thereon, we are of the opinion that the Offered Shares have been validly issued and are fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. We do not find it necessary for the purposes of the opinions set forth in this opinion letter, and accordingly do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various jurisdictions (other than the federal laws of the United States of America) to the issuance of the Offered Shares.

We consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, filed the date hereof, and to the use of this firm’s name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr LLP